Exhibit 5.1

                                FOLEY & LARDNER

                                ATTORNEYS AT LAW
CHICAGO                        POST OFFICE BOX 240                    SACRAMENTO
DENVER                    JACKSONVILLE, FLORIDA 32201-0240             SAN DIEGO
JACKSONVILLE                  THE GREENLEAF BUILDING               SAN FRANCISCO
LOS ANGELES                      200 LAURA STREET                    TALLAHASSEE
MADISON                   JACKSONVILLE, FLORIDA 32202-3510                 TAMPA
MILWAUKEE                     TELEPHONE (904) 359-2000          WASHINGTON, D.C.
ORLANDO                       FACSIMILE (904) 359-8700           WEST PALM BEACH


                                 August 29, 2000


The Board of Directors
Regency Realty Corporation
121 West Forsyth Street, Suite 200
Jacksonville, Florida 32202

         Re:      Regency Realty Corporation Registration on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to Regency Realty Corporation, a Florida corporation ("Regency"), in connection with the issuance of 577,373 shares of common stock, par value $0.01 per share (the "Securities") issued or issuable upon conversion of certain units of limited partnership interest of Regency Centers, L.P., as described in Regency's Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Registration Statement").

         As counsel for Regency, we have examined and are familiar with the Registration Statement, Regency's Amended and Restated Articles of Incorporation, as amended to date and filed in the Office of the Secretary of State of the State of Florida, Regency's Bylaws, the proceedings of Regency's Board of Directors and committees thereof in connection with or with respect to the authorization and issuance of the Securities registered by the Registration Statement, the Agreement of Limited Partnership of Regency Centers, L.P. as in effect on the date hereof (the "Partnership Agreement") and the Conversion and Redemption Agreement among the selling shareholders named in the Registration Statement and Regency (the "Redemption Agreement"), and such Regency records, certificates, and other documents and matters of law as we deemed to be pertinent. As to factual matters we have relied in part upon certificates of officers of Regency and upon certificates of public officials.

         Based upon our examination of such documents and our familiarity with such proceedings, it is our opinion that (1) the Securities which are issued have been duly authorized and are legally issued, fully paid and nonassessable; and (2) the Securities which are issuable have been duly authorized and, when and if delivered in the manner described in the Partnership Agreement and the Redemption Agreement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the inclusion of this opinion as Exhibit 5 in the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the related Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Sincerely,

                                       FOLEY & LARDNER

                                       /s/ Foley & Lardner